THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW. THIS NOTE MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS MAKER RECEIVES AN OPINION OF COUNSEL, OR OTHER EVIDENCE, REASONABLY ACCEPTABLE TO IT, STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION.

                    TRANSFERABLE SUBORDINATED PROMISSORY NOTE

$_______________                    New York, NY,           _____________, 2001


            1. OBLIGATION. For value received, the undersigned, Sunshine PCS Corporation, a Delaware corporation ("Maker"), hereby promises to pay to the order of Lynch PCS Corporation A, a Delaware corporation, ("Payee"), at the address set forth below for notices to Payee, or at such other place as Payee may from time to time designate, the principal sum of $________ together with interest (calculated on a 360-day year consisting of 12 thirty day months) on the unpaid principal of this Note, computed from the date hereof until the stated maturity hereof at the rate per annum set forth herein.

            2. INTEREST. The unpaid principal balance of this Note shall bear interest prior to any default at the rate of nine percent (9%) and after any default at the rate of fourteen percent (14%), in each case payable semiannually in arrears without notice or demand by Payee, commencing on _______, 2001. Interest shall be paid by Maker issuing on each interest payment date a subordinated promissory note with the same terms as this Note for the amount of the interest payable on such date.

            3. PAYMENT. The principal amount of and all accrued and unpaid interest on this Note shall be due and payable without notice or demand by Payee on ___________, 20___.

            4. USURY. Any provision in this Note or in any other document executed in connection herewith, or in any other agreement or commitment, whether written or oral, express or implied, to the contrary notwithstanding, Payee shall not in any event be entitled to receive or collect, nor shall or may amounts received hereunder be credited, so that Payee shall be paid, as interest, a sum greater than the highest rate of interest permitted under applicable law. If any construction of this Note, or of any and/or all other papers, agreements or commitments, indicates a different right given to Payee or ask for, demand or receive any larger sum as interest, such as a mistake in calculation or wording, which this clause shall override and control, it being the intention of the parties that this Note and all other instruments relating to this Note shall in all things comply with applicable law, and proper adjustment shall automatically be made accordingly. In the event Payee ever receives, collects or applies as interest, any sum in excess of the highest rate of interest permitted under applicable law, such excess amount shall be applied to the reduction of the unpaid principal balance of this Note, and, if this Note is paid in full, any remaining excess shall be paid to Maker. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the highest rate of interest permitted under applicable law, Payee and Maker shall, to the maximum extent permitted under applicable law, (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) allocate and "spread" the total amount of interest throughout the entire term of this Note so that the interest rate is uniform throughout the entire term hereof.

            5. SUBORDINATION. Payment of the principal of this Note shall be subordinated to any indebtedness for money borrowed by Maker except for money borrowed from an Affiliate of Maker. "Affiliate" shall have the meaning in Rule 12-2 of the Rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934.

            6. PREPAYMENT. This Note may be prepaid at any time upon five business days notice to Payee, provided that any Transferable Subordinated Promissory Notes of Maker originally payable to the order of Lynch PCS Corporation A which have an earlier maturity date shall have been paid in full.

            7. MANDATORY PREPAYMENT. This Note shall be prepaid by the Maker (i) upon a Change of Control of the Class A Common Stock of Maker or of the Class B Common Stock of Maker. A "Change of Control" shall have the meaning set forth in
Section 6. C. 3. b. of the Certificate of Incorporation of Maker as in effect on the date hereof. In addition, this Note shall be prepaid under the following circumstances: upon the closing of the sale of one or more personal communications service licenses or a portion of a license for cash, or a non-cash sale which is subsequently converted into or redeemed for cash, Maker shall prepay such proportion of this Note and the other Transferable Subordinated Promissory Notes of Maker referred to in Paragraph 6 hereof, equal to that proportion of prepayment, covered by the sale of such licenses for cash, or that portion of a non-cash sale subsequently converted into or redeemed for cash, compared to the total number of proceeds covered by the Maker's three initial PCS licenses, in each case based on the 1998 or most recent subsequent estimate by the United States Bureau of Census. Therefore, the amount of notes to be prepaid shall be computed by dividing (i) the number of persons covered by the cash sale or conversion or redemption into cash by (ii) the total number of persons covered by the three initial personal communications licenses owned by the Corporation. The prepayment price shall be the principal amount of the notes prepaid plus accrued and unpaid interest thereon to the date of prepayment. If less than all of the notes are to be prepaid, the notes with the earliest maturity dates are to be redeemed first. The notes are to be redeemed before any redemption or other payment of Preferred Stock of Maker.

            8. EVENT OF DEFAULT. If Maker fails to pay any principal or interest on this Note and/or under any other Transferable Subordinated Promissory Note referred to in Paragraph 6, when due and payable or declared due and payable and such default continues for ten (10) days, then such event shall constitute an "Event of Default."

            9. REMEDY. Upon the occurrence and during the continuance of an Event of Default, Payee shall have all of the rights and remedies provided in this Note, as well as those rights and remedies provided by applicable law, rule or regulation. In conjunction with and in addition to the foregoing rights and remedies of Payee, Payee may declare all indebtedness due under this Note and/or any other Transferable Subordinated Promissory Note referred to in Paragraph 6, although otherwise unmatured, to be due and payable immediately without notice or demand whatsoever. All rights and remedies of Payee hereunder are cumulative and may be exercised singly or concurrently. The exercise of any right or remedy will not be a waiver of any other.

            10. WAIVER. Maker hereby waives demand, presentment for payment, notice of dishonor, protest, notice of protest, and diligence in collecting or bringing suit against any party liable hereon, and further agrees to any and all extensions, renewals, modifications, partial payments, and substitutions of evidence of indebtedness before or after maturity.

            11. COSTS AND ATTORNEYS' FEES. In the event that Payee successfully brings legal action for the payment of any amounts owed hereunder, Maker hereby agrees to pay to Payee all reasonable expenses and costs of such legal action, including, but not limited to, reasonable attorneys' fees incurred in connection with any such legal action, in addition to the principal and interest then due.

            12. NEW YORK LAW TO APPLY. This note shall be governed by and construed in accordance with the internal laws of the State of New York.

            13. NOTICE. Any notice or demand or payment required to be given hereunder shall be in writing and shall be deemed to have been duly given and received, if given by hand or responsible overnight carrier, when a writing containing such notice is received by the person to whom addressed or, if given by mail, seventy-two (72) hours after a certified or registered letter containing such notice or payment, with postage prepaid, is deposited in the United States mails, addressed to:

            Maker:                  Sunshine PCS Corporation
                                    c/o Karen E. Johnson
                                    421 Hudson Street
                                    Apartment 524
                                    New York, NY 10014

            Payee:                  Lynch PCS Corporation A
                                    401 Theodore Fremd Avenue
                                    Rye, NY 10580

            13. TERMS. For purposes of this Note, the term "Payee" shall include any subsequent permitted holder or assigns of this Note.

            14. SUCCESSORS AND ASSIGNS. All of the covenants, obligations, promises and agreements contained in this Note made by Maker shall be binding upon its successors and assigns; notwithstanding, however, that Maker shall not assign this Note or its performance hereunder without the prior written consent of Payee, which shall not be unreasonably withheld.

            15. TRANSFERABILITY. This Note shall be transferable by Lynch PCS Corporation A at any time, subject to compliance with Federal and state securities laws. If there is a transfer in whole or in part of this Note, Maker will issue substitute Notes reflecting such transfers and will keep an accurate record of any such transfers.

            IN WITNESS WHEREOF, the Maker has executed this Note to be effective as of he day and year first above written.

                                          MAKER:

                                          SUNSHINE PCS CORPORATION

                                          By: _________________________
                                          Print Name: Karen E. Johnson
                                          Title: President